UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2020

Citi Trends, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51315	52-2150697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Coleman Boulevard, Savannah, Georgia	31408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (912) 236-1561

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CTRN	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2020, Citi Trends, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has appointed Pamela J. Edwards to serve as its Executive Vice President, Chief Financial Officer, effective as of January 4, 2021. In this capacity, Ms. Edwards will serve as the Company’s principal financial officer. Upon the effective date of Ms. Edwards’ appointment, Jason B. Moschner will cease to serve as the Company’s principal financial officer but will continue to serve as the Company’s Vice President, Finance and principal accounting officer.

Ms. Edwards, age 58, most recently was with L Brands Inc., as the Chief Financial Officer and Executive President for its Mast Global division from 2017-2020, as the Chief Financial Officer of its Victoria’s Secret division from 2007-2017, and as the Chief Financial Officer of its Express division from 2005-2007. Prior to L Brands Inc., Ms. Edwards worked in various business and financial planning roles at Gap/Old Navy, Sears Roebuck and Kraft Foods. Ms. Edwards has an MBA from the Fuqua School of Business at Duke University and a Bachelor of Science degree in Finance from Florida A&M University. Ms. Edwards currently serves on the board of directors of Neiman Marcus Group, LLC.

Ms. Edwards will receive a base salary of $485,000 per year and will be eligible to earn an annual cash incentive with a target amount equal to 65% of her base salary, with an opportunity to earn 200% of the target amount based on achievement of certain earnings targets for the Company.   Ms. Edwards will be eligible to receive annual equity incentive awards, and for 2021 she will receive awards of time-based restricted stock and performance-based stock units having an aggregate value of $315,250. In addition, Ms. Edwards will receive a $50,000 signing bonus to be paid in cash upon commencement of her employment and a one-time sign-on grant of 13,000 shares of restricted stock to be granted on January 4, 2021, which will vest one-third per year on January 4 of each of the next three years.

Ms. Edwards entered into an Employment, Non-Compete, Non-Solicit and Confidentiality Agreement (the “Restrictive Covenant Agreement”) and a Severance Agreement (the “Severance Agreement”) with the Company. Pursuant to the Restrictive Covenant Agreement, Ms. Edwards has agreed to (i) not work for a competitor during the term of her employment or for one year following termination of employment with the Company, (ii) not solicit any of the Company’s merchandise vendors for a period of eighteen months following termination of employment with the Company, and (iii) not solicit any employee of the Company during the term of her employment or for a period of two years following termination of employment with the Company, in each case, regardless of the reason for termination.  Pursuant to the Severance Agreement, if the Company terminates Ms. Edwards’s employment without Cause (as defined in the Severance Agreement) or if she terminates her employment within twelve months of a Change in Control (as defined in the Severance Agreement), provided that within such period Ms. Edward’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide her with separation payments of twelve months base salary, and will pay her the full monthly cost, less applicable tax withholdings, to provide the same level of group health insurance maintained by her as of her separation from service for twelve months.

No family relationships exist between Ms. Edwards and any of the Company’s directors or other executive officers. There are no arrangements between Ms. Edwards and any other person pursuant to which Ms. Edwards was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Ms. Edwards has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

The summary of the Restrictive Covenant Agreement and the Severance Agreement above does not purport to be complete and is qualified in its entirety by reference to such agreements, copies of which are attached to this report as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

On October 28, 2020, the Company issued a press release announcing Ms. Edwards’ appointment as the Chief Financial Officer. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.	Other Events.

On October 28, 2020, the Company issued a press release providing a third quarter to-date business update. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Non-Compete, Non-Solicit and Confidentiality Agreement, dated as of October 26, 2020, between Citi Trends, Inc. and Pamela J. Edwards

10.2	Severance Agreement, dated as of October 26, 2020, between Citi Trends, Inc. and Pamela J. Edwards

99.1	Press Release, dated October 28, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITI TRENDS, INC.

Date: October 28, 2020	By:	/s/ David N. Makuen
	Name:	David N. Makuen
	Title:	Chief Executive Officer